Exhibit 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

In thousands, except per share amounts            Three Months Ended September 30,      Nine Months Ended September 30,
                                                        1999         1998                     1999          1998
BASIC:
Net income (loss) applicable to common
     stockholders ...............................     $ 24,001     $ 16,996                 $(88,253)     $ 40,620
                                                      ========     ========                 ========      ========

Weighted average number of common shares
     outstanding ................................       38,585       38,461                   38,561        38,454

Net income (loss) per share .....................     $    .62     $    .44                 $  (2.29)     $   1.06

DILUTED:

Net income (loss) applicable to common
     stockholders (1) ...........................     $ 24,001     $ 16,996                 $(88,253)     $ 40,620
                                                      ========     ========                 ========      ========

Weighted average number of common shares
     outstanding ................................       38,585       38,461                   38,561        38,454

Net effect of assumed  exercise of stock options
     based on treasury stock method using average
     market price (2) ...........................        2,366        1,665                     --           1,493
Assumed conversion of convertible preferred
     stock (2) ..................................       17,126         --                       --            --
                                                      --------     --------                 --------      --------
                                                        58,077       40,126                   38,561        39,947
                                                      ========     ========                 ========      ========

Net income (loss) per share .....................     $    .54     $    .42                 $  (2.29)     $   1.02


(1) For the three month period ended September 30, 1999, diluted earnings per share is calculated by adding back the Series C convertible preferred dividend of $7.2 million. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 17.1 million shares at the beginning of the period and therefore, no dividend would be paid for the three month period ended September 30, 1999.

(2) For the nine month period ended September 30, 1999, there were options and convertible preferred stock outstanding to purchase 1.9 million and
     7.8 million common shares. These potential common shares have been excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive.